PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 7, 2003)          REGISTRATION NO.  333-96063



                           [B2B INTERNET HOLDRS LOGO]


                        1,000,000,000 Depositary Receipts
                         B2B Internet HOLDRS (SM) Trust


         This prospectus supplement supplements information contained in the prospectus dated July 7, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the B2B Internet HOLDRS (sm) Trust.

         The share amounts specified in the table on page 13 of the base prospectus shall be replaced with the following:



                                                                                     Share         Primary
                            Name of Company(1)                        Ticker        Amounts    Trading Market
           ----------------------------------------------------     ----------     ---------  ---------------
           Agile Software Corporation                                  AGIL            4       NASDAQ
           Ariba, Inc.                                                 ARBA           14       NASDAQ
           CheckFree Corporation                                       CKFR            4       NASDAQ
           Commerce One, Inc.                                          CMRC           1.2      NASDAQ
           FreeMarkets, Inc.                                           FMKT            3       NASDAQ
           Internet Capital Group, Inc.                                ICGE           15       NASDAQ
           Pegasus Solutions, Inc.                                     PEGS            2       NASDAQ
           QRS Corporation                                             QRSI            1       NASDAQ
           Retek, Inc.                                                 RETK            3       NASDAQ
           SciQuest, Inc.                                              SQST           0.4      NASDAQ
           VerticalNet, Inc.                                           VERT           0.6      NASDAQ

           ____________________
          (1) On December 5, 2003, Nexprise Inc. was delisted from trading on the Nasdaq NMS. As set forth in the prospectus, because Nexprise Inc. was not listed for trading on another U.S. national securities exchange within five business days from the date of delisting, the shares of Nexprise Inc. included in B2B Internet HOLDRS were distributed from B2B Internet HOLDRS at a rate of .0013333 shares of Nexprise Inc. per share of B2B Internet HOLDRS. As a result, Nexprise Inc. is no longer represented in B2B Internet HOLDRS.


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transaction.

          The date of this prospectus supplement is December 31, 2003.